Exhibit 99.1

Sunrun Reports First Quarter 2025 Financial Results

Aggregate Subscriber Value of $1.2 billion in Q1, 23% growth year-over-year

Contracted Net Value Creation of $164 million, or $0.72 per share, 104% growth year-over-year

Cash Generation of $56 million in Q1, the fourth consecutive quarter of positive Cash Generation

Paid down $27 million of recourse debt in Q1 with excess cash

Reiterating Cash Generation guidance of $200 million to $500 million in 2025

Customer Additions with Storage grew 46% in Q1 compared to the prior year, as Storage Attachment Rate reached a record 69%

Contracted Net Earning Assets of $2.6 billion, $11.36 per share, including $605 million of unrestricted cash

SAN FRANCISCO, May 7, 2025 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced financial results for the quarter ended March 31, 2025.

“The first quarter was another strong quarter for Sunrun as we exceeded our volume and Cash Generation targets by significant margins in what is seasonally the slowest quarter of the year. We are focused on delivering the best product for customers, underwriting volumes with strong unit margins, optimizing our routes to market, and driving cost discipline, including leveraging AI for innovation, creating significant operating efficiencies and quality enhancement. This has allowed us to gain market share in recent periods and produce strong operating and financial results,” said Mary Powell, Sunrun’s Chief Executive Officer. “It is a dynamic environment for tax policy and tariffs. Like many companies across the country, we are controlling what we can and are ready to adapt to changes that may occur. Sunrun has faced periods of major change over the last few years, and we used it as an opportunity to become even stronger. We believe the tariff outlook is manageable, and we will still generate meaningful cash this year.”

“We delivered our fourth consecutive quarter of positive Cash Generation and are reiterating our Cash Generation outlook for 2025,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We have a strong balance sheet with no near-term corporate debt maturities and have paid down recourse parent debt by $214 million over the last four quarters, including a $27 million paydown using excess cash in Q1. As we increase our Cash Generation, we will continue to further pay down parent recourse debt and are committed to a capital allocation strategy beyond this initial de-leveraging period that drives significant shareholder value.”

First Quarter Updates
•Storage Attachment Rate Reaches 69%: Customer Additions with storage grew 46% during the quarter compared to the prior-year period. Storage Attachment Rate reached 69% in Q1, up from 50% in the prior-year period. Sunrun has installed more than 173,000 solar and storage systems, representing over 2.8 Gigawatt hours of Networked Storage Capacity.
•Continued Strong Capital Markets Execution:
◦In March 2025 Sunrun placed a $369 million securitization of residential solar and battery systems. The securitization was placed privately given strong interest from large alternative asset managers in the private credit markets. The securitization was priced at a yield of 6.36%, in-line with the yield of our January securitization. The weighted average spread of the notes was 225 basis points, which is approximately 28 basis points higher than our securitization in January 2025. The higher spread followed overall market movements in credit spreads for similarly rated credit. Similar to prior transactions, Sunrun raised additional capital in a subordinated non-recourse financing, which increased the cumulative advance rate to well above 80% net of all fees, as measured against the initial Contracted Subscriber Value of the portfolio.
◦In January 2025, Sunrun priced a $629 million securitization of residential solar and battery systems. The oversubscribed transaction was structured with three separate classes of A rated notes, only two of which were publicly offered. The weighted average spread of the notes was 197 basis points. Similar to prior transactions, Sunrun raised additional capital in a subordinated non-recourse financing, which increased the cumulative advance rate to well above 80% net of all fees, as measured against the initial Contracted Subscriber Value of the portfolio.
•Paying Down Recourse Debt: We continue to pay down parent recourse debt. During the first quarter, we repaid $27 million of recourse debt, reducing our borrowings under our Working Capital Facility and repurchasing a small amount of our 2026 Convertible Notes (as of March 31 we have $5.5 million of these notes still outstanding). Since March 31, 2024 we have paid down recourse debt by $214 million, by repurchasing our 2026 Convertible Notes and reducing borrowings under our recourse Working Capital Facility. We have also increased our unrestricted cash balance by $118 million and grown Net Earning Assets by $1.6 billion over this time period. We expect to pay down our recourse debt by $100 million or more in 2025. Aside from the $5.5 million outstanding of our 2026 Convertible Notes, we have no recourse debt maturities until March 2027.
•Expanding differentiation & innovating with Sunrun Flex: We recently introduced Sunrun Flex, the first solar-plus-storage subscription designed to adapt to households’ changing energy needs. This new offering marks the most significant innovation across the solar industry since Sunrun introduced the residential Power Purchase Agreement in 2007. Flex helps families plan for their growing energy needs, whether it’s a growing household size or adopting a new electric vehicle, by installing a solar system sized above their current energy usage. Customers enjoy a low, predictable monthly minimum payment and only pay for extra energy if and when they use it. Flex households also benefit from battery backup during outages, and the new feature of earning Sunrun Rollover Credits—a first in the solar industry.
•Improving Grid Stability with Virtual Power Plants: Our CalReady distributed power plant has more than quadrupled in size as the summer heat begins to stress California’s energy grid. More than 56,000 Sunrun customers’ solar-plus-battery systems — totaling approximately 75,000 batteries — will provide critical energy to California's grid during times of high energy prices, heat waves, and other grid emergency events while simultaneously lowering energy costs for all ratepayers. CalReady’s power output has more than quadrupled and is expected to deliver an average of 250 megawatts per two-hour event, with the ability to reach an instantaneous peak of up to 375 megawatts — enough to power approximately 280,000 homes, equivalent to all of Ventura County, California. Sunrun customers enrolled in CalReady are compensated for sharing their stored solar energy, and Sunrun is paid for dispatching the batteries.

Key Operating Metrics

Commencing with the first quarter 2025 reporting, Sunrun has modified how certain key operating metrics are calculated. Please refer to the appendix for the updated definitions and refer to the accompanying presentation posted to Sunrun Investor Relations website for additional information. Prior periods have been recast to reflect the current methodology for comparison purposes.
In the first quarter of 2025, Subscriber Additions were 23,692, a 7% increase compared to the first quarter of 2024. As of March 31, 2025, Sunrun had 912,878 Subscribers. Subscribers as of March 31, 2025 grew 14% compared to March 31, 2024.

Storage Capacity Installed was 334 megawatt hours in the first quarter of 2025, a 61% increase from the first quarter of 2024. Solar Capacity Installed was 191 megawatts, an 8% increase from the first quarter of 2024.

Subscriber Value was $52,206 in the first quarter of 2025, a 15% increase compared to the first quarter of 2024. Contracted Subscriber Value was $48,727 in the first quarter of 2025, a 14% increase compared to the first quarter of 2024. Subscriber Value figures for the first quarter of 2025 reflect a 7.5% discount rate based on observed project-level capital costs, compared to 7.6% in the prior year period. Subscriber Value reflects an average Investment Tax Credit of 43.6% in the first quarter of 2025 compared to 35.2% in the prior year period. Storage Attachment Rate was 69% in the first quarter of 2025 compared to 50% in the prior year period.

Creation Costs per Subscriber Addition were $41,817 in the first quarter of 2025, a 7% increase compared to the first quarter of 2024.

Net Subscriber Value was $10,390 in the first quarter of 2025, a 66% increase compared to $6,247 in the first quarter of 2024. Contracted Net Subscriber Value was $6,910 in the first quarter of 2025, a 90% increase compared to $3,641 in the first quarter of 2024.

Aggregate Subscriber Value was $1.2 billion in the first quarter of 2025, a 23% increase compared to the first quarter of 2024. Aggregate Creation Costs were $991 million in the first quarter of 2025, a 14% increase compared to the first quarter of 2024. Contracted Net Value Creation was $164 million in the first quarter of 2025, an increase of 104% compared to the first quarter of 2024, and representing $0.72 per weighted average basic share outstanding in the period.

Cash Generation was $56 million in the first quarter of 2025. This result represents the fourth consecutive quarter of positive Cash Generation.

Contracted Net Earning Assets were $2.6 billion, or $11.36 per share, which included $979 million in Total Cash, as of March 31, 2025.

Outlook

Aggregate Subscriber Value is expected to be in a range of $1.3 billion to $1.375 billion in the second quarter of 2025, representing 21% growth compared to the second quarter of 2024 at the midpoint.

Contracted Net Value Creation is expected to be in a range of $125 million to $200 million in the second quarter of 2025, representing 80% growth compared to the second quarter of 2024 at the midpoint.

Cash Generation is expected to be in a range of $50 million to $60 million in the second quarter of 2025.

For the full-year 2025, Aggregate Subscriber Value is expected to be in a range of $5.7 billion to $6.0 billion, representing 14% growth compared to full-year 2024 at the midpoint.
Contracted Net Value Creation is expected to be in a range of $650 million to $850 million for the full-year 2025, representing 9% growth compared to full-year 2024 at the midpoint.

Cash Generation is expected to be in a range of $200 million to $500 million for the full-year 2025, unchanged from the company’s prior guidance.

First Quarter 2025 GAAP Results

Total revenue was $504.3 million in the first quarter of 2025, up $46.1 million, or 10%, from the first quarter of 2024. Customer agreements and incentives revenue was $402.9 million, an increase of $80.0 million, or 25%, compared to the first quarter of 2024. Solar energy systems and product sales revenue was $101.4 million, a decrease of $33.9 million, or 25%, compared to the first quarter of 2024. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement, which is typically 20 or 25 years.

Total cost of revenue was $405.4 million, a decrease of 5% year-over-year. Total operating expenses were $619.2 million, a decrease of 3% year-over-year.

Net income attributable to common stockholders was $50.0 million, or $0.22 per basic share and $0.20 per diluted share, in the first quarter of 2025.

Financing Activities

As of May 7, 2025, closed transactions and executed term sheets provide us with expected tax equity to fund over 375 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through March 31, 2025. Sunrun also has $819 million in unused commitments available in its non-recourse senior revolving warehouse loan at the end of Q1 to fund approximately 286 megawatts of projects for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2025 results and business outlook at 1:30 p.m. Pacific Time today, May 7, 2025. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including expectations regarding market share, total addressable market, growth in certain geographies, customer value proposition, market penetration, growth of certain divisions, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the Company’s introduction of new products, including Sunrun Flex; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a margin-focused, multi-product, customer-oriented company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains including reliance on specific countries for critical components; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business, including federal and state-level solar incentive programs (such as the Investment Tax Credit), net metering policies, and utility rate structures; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs, including reliance on specific countries for critical components, tariff and trade policy impacts, and raw material availability for solar panels and batteries; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	March 31, 2025	December 31, 2024

Assets
Current assets:
Cash	$604,874	$574,956
Restricted cash	373,881	372,312
Accounts receivable, net	172,121	170,706
Inventories	414,401	402,083
Prepaid expenses and other current assets	101,936	202,579
Total current assets	1,667,213	1,722,636
Restricted cash	148	148
Solar energy systems, net	15,497,538	15,032,115
Property and equipment, net	109,132	121,239
Other assets	3,103,824	3,021,746
Total assets	$20,377,855	$19,897,884
Liabilities and total equity
Current liabilities:
Accounts payable	$268,908	$354,214
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	37,816	41,464
Accrued expenses and other liabilities	537,042	543,752
Deferred revenue, current portion	133,878	129,442
Deferred grants, current portion	8,389	7,900
Finance lease obligations, current portion	25,526	26,045
Non-recourse debt, current portion	250,422	231,665
Total current liabilities	1,261,981	1,334,482
Deferred revenue, net of current portion	1,238,468	1,208,905
Deferred grants, net of current portion	193,009	196,535
Finance lease obligations, net of current portion	58,025	66,139
Convertible senior notes	472,226	479,420
Line of credit	358,493	384,226
Non-recourse debt, net of current portion	12,479,475	11,806,181
Other liabilities	120,973	119,846
Deferred tax liabilities	97,684	137,940
Total liabilities	16,280,334	15,733,674
Redeemable noncontrolling interests	657,772	624,159
Total stockholders’ equity	2,615,402	2,554,207
Noncontrolling interests	824,347	985,844
Total equity	3,439,749	3,540,051
Total liabilities, redeemable noncontrolling interests and total equity	$20,377,855	$19,897,884

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2025	2024
Revenue:
Customer agreements and incentives	$402,920	$322,967
Solar energy systems and product sales	101,351	135,221
Total revenue	504,271	458,188
Operating expenses:
Cost of customer agreements and incentives	308,629	269,534
Cost of solar energy systems and product sales	96,798	156,159
Sales and marketing	145,990	152,264
Research and development	9,979	12,087
General and administrative	57,763	51,266
Total operating expenses	619,159	641,310
Loss from operations	(114,888)	(183,122)
Interest expense, net	(227,434)	(192,159)
Other (expense) income, net	(45,399)	89,930
Loss before income taxes	(387,721)	(285,351)
Income tax benefit	(110,550)	(2,201)
Net loss	(277,171)	(283,150)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(327,182)	(195,332)
Net income (loss) attributable to common stockholders	$50,011	$(87,818)
Net income (loss) per share attributable to common stockholders
Basic	$0.22	$(0.40)
Diluted	$0.20	$(0.40)
Weighted average shares used to compute net income (loss) per share attributable to common stockholders
Basic	226,406	219,882
Diluted	257,911	219,882

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(277,171)	$(283,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	169,890	150,520
Deferred income taxes	(110,550)	(2,202)
Stock-based compensation expense	25,005	28,869
Interest on pass-through financing obligations	—	4,756
Reduction in pass-through financing obligations	—	(9,335)
Unrealized loss (gain) on derivatives	45,070	(55,103)
Other noncash items	61,499	14,639
Changes in operating assets and liabilities:
Accounts receivable	(6,906)	(1,371)
Inventories	(12,318)	47,753
Prepaid expenses and other assets	(45,761)	(135,678)
Accounts payable	(15,618)	59,641
Accrued expenses and other liabilities	27,910	3,395
Deferred revenue	34,744	34,173
Net cash used in operating activities	(104,206)	(143,093)
Investing activities:
Payments for the costs of solar energy systems	(654,802)	(538,975)
Purchases of property and equipment, net	(219)	3,531
Net cash used in investing activities	(655,021)	(535,444)
Financing activities:
Repayment of trade receivable financing	(24,742)	—
Proceeds from line of credit	148,824	139,805
Repayment of line of credit	(174,557)	(292,305)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	444,822
Repurchase of convertible senior notes	(2,124)	(173,715)
Proceeds from issuance of non-recourse debt	1,520,629	770,106
Repayment of non-recourse debt	(838,483)	(431,532)
Payment of debt fees	(28,018)	(47,779)
Proceeds from pass-through financing and other obligations, net	—	1,808
Early repayment of pass-through financing obligation	—	(20,000)
Payment of finance lease obligations	(6,483)	(6,732)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	255,900	164,337
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(60,253)	(74,834)
Acquisition of noncontrolling interests	—	(1,159)
Proceeds from transfer of investment tax credits	624,776	106,529
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(624,776)	(106,529)
Net proceeds related to stock-based award activities	21	1,056
Net cash provided by financing activities	790,714	473,878
Net change in cash and restricted cash	31,487	(204,659)
Cash and restricted cash, beginning of period	947,416	987,838
Cash and restricted cash, end of period	$978,903	$783,179

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Aggregate Subscriber Value, Creation Costs, Aggregate Creation Costs, Net Subscriber Value, Contracted Net Subscriber Value, Upfront Net Subscriber Value, Net Value Creation, Contracted Net Value Creation, and Upfront Value Creation are useful metrics for investors because they present an unlevered and levered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Subscriber Value metrics are calculated using a discount rate based on the observed project-level capital costs in the period. Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that Subscribers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

KEY OPERATING METRICS
Unit Economics in Period	1Q24	2Q24	3Q24	4Q24	1Q25
$ per Subscriber Addition, unless otherwise noted
Subscriber Additions in period	22,058	24,984	30,348	30,709	23,692
Subscriber Value	$45,477	$44,291	$47,335	$50,998	$52,206
Discount rate (observed project-level capital costs)	7.6%	7.5%	7.1%	7.3%	7.5%
Contracted Subscriber Value	$42,871	$41,872	$44,551	$48,273	$48,727
x Advance Rate on Contracted Subscriber Value (estimated)	86.3%	86.3%	87.2%	85.9%	86.9%
= Upfront Proceeds (estimated)	$37,001	$36,117	$38,869	$41,486	$42,339
- Creation Costs	$(39,230)	$(38,258)	$(37,756)	$(38,071)	$(41,817)
= Upfront Net Subscriber Value	$(2,229)	$(2,140)	$1,113	$3,415	$523
Upfront Net Subscriber Value margin %	(5.2)%	(5.1)%	2.5%	7.1%	1.1%

Aggregate Gross, Net & Upfront Value Creation in Period	1Q24	2Q24	3Q24	4Q24	1Q25
$ millions, unless otherwise noted
Aggregate Subscriber Value	$1,003	$1,107	$1,437	$1,566	$1,237
Aggregate Contracted Subscriber Value	$946	$1,046	$1,352	$1,482	$1,154
Aggregate Upfront Proceeds (estimated)	$816	$902	$1,180	$1,274	$1,003
Less Aggregate Creation Costs	$(865)	$(956)	$(1,146)	$(1,169)	$(991)
Net Value Creation	$138	$151	$291	$397	$246
Contracted Net Value Creation	$80	$90	$206	$313	$164
Upfront Net Value Creation	$(49)	$(53)	$34	$105	$12
Cash Generation	$(311)	$217	$2	$34	$56
Net Value Creation per share	$0.63	$0.68	$1.30	$1.77	$1.09
Contracted Net Value Creation per share	$0.37	$0.41	$0.92	$1.39	$0.72
Upfront Net Value Creation per share	$(0.22)	$(0.24)	$0.15	$0.47	$0.05

Volume Additions in Period	1Q24	2Q24	3Q24	4Q24	1Q25
Storage Capacity Installed (MWhrs)	207.2	264.5	336.3	392.0	333.7
Solar Capacity Installed (MWs)	177.0	192.3	229.7	242.4	190.9
Solar Capacity Installed with Storage (MWs)	81.3	94.9	127.0	142.5	126.7
Solar Capacity Installed without Storage (MWs)	95.7	97.4	102.7	100.0	64.2
Customer Additions	24,038	26,687	31,910	32,932	25,428
Customer Additions with Storage	11,970	14,398	18,988	20,405	17,501
Customer Additions without Storage	12,068	12,289	12,922	12,527	7,927
Storage Attachment Rate	50%	54%	60%	62%	69%
Subscriber Additions (included within Customer Additions)	22,058	24,984	30,348	30,709	23,692
Subscriber Additions as % of Customer Additions	92%	94%	95%	93%	93%

Customer Base Value & Energy Capacity at End of Period	3/31/2024	6/30/2024	9/30/2024	12/31/2024	3/31/2025
Net Earning Assets ($ millions)	$5,247	$5,675	$6,231	$6,766	$6,825
Net Earning Assets per share	$23.78	$25.42	$27.81	$29.99	$30.02
Contracted Net Earning Assets ($ millions)	$1,754	$2,035	$2,416	$2,723	$2,583
Contracted Net Earning Assets per share	$7.95	$9.11	$10.78	$12.07	$11.36
Customers	957,313	984,000	1,015,910	1,048,842	1,074,270
Subscribers (included within Customers)	803,145	828,129	858,477	889,186	912,878
Networked Storage Capacity (MWhrs)	1,532	1,796	2,133	2,525	2,858
Networked Solar Capacity (MWs)	6,866	7,058	7,288	7,531	7,721

Basic Shares Outstanding	1Q24	2Q24	3Q24	4Q24	1Q25
Basic shares outstanding at end of period (in millions)	220.7	223.3	224.1	225.7	227.3
Weighted average basic shares outstanding in period (in millions)	219.9	222.5	223.7	224.9	226.4

Figures presented above may not sum due to rounding. In-period per share figures are calculated using the weighted average basic shares outstanding while end of period per share figures are calculated using the corresponding basic shares outstanding as of the measurement date. For adjustments related to Subscriber Value and Creation Costs, please see the supplemental materials available on the Sunrun Investor Relations website at investors.sunrun.com.

Glossary of Terms

Definitions for Volume-related Terms

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems). A portion of customers have subsequently entered into Customer Agreements to obtain, or have directly purchased, additional solar or storage systems at the same host customer site, and since these represent separate assets, they are considered separate Deployments.

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscribers represent customers subject to Customer Agreements for solar or storage systems that have been recognized as Deployments, whether or not they continue to be active.

Purchase Customers represent customers who purchased, whether outright or with proceeds from third-party loans, solar or storage systems that have been recognized as Deployments.

Customers represent aggregate Subscribers and Purchase Customers.

Subscriber Additions represent the number of Subscribers added in a period.

Purchase Customer Additions represent the number of Purchase Customers added in a period.

Customer Additions represent Subscriber Additions plus Purchase Customer Additions.
Solar Capacity Installed represents the aggregate megawatt production capacity of solar energy systems that were recognized as Deployments in a period.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in a period.

Networked Solar Capacity represents the cumulative Solar Capacity Installed from the company’s inception through the measurement date.

Networked Storage Capacity represents the cumulative Storage Capacity Installed from the company’s inception through the measurement date.

Storage Attachment Rate represents Customer Additions with storage divided by total Customer Additions.

Definitions for Unit-based and Aggregate Value, Costs and Margin Terms

Subscriber Value represents Contracted Subscriber Value plus Non-contracted or Upside Subscriber Value.

Contracted Subscriber Value represents the per Subscriber present value of estimated upfront and future Contracted Cash Flows from Subscriber Additions in a period, discounted at the observed cost of capital in the period.

Non-contracted or Upside Subscriber Value represents the per Subscriber present value of estimated future Non-contracted or Upside Cash Flows from Subscribers Additions in a period, discounted at the observed cost of capital in the period.

Contracted Cash Flows represent (x) (1) scheduled payments from Subscribers during the initial terms of the Customer Agreements, (2) net proceeds from tax equity partners, (3) payments from government and utility incentive and rebate programs, (4) contracted net cash flows from grid services programs with utilities or grid operators, and (5) contracted or defined (i.e., with fixed pricing) cash flows from the sale of renewable energy credits, less (y) (1) estimated operating and maintenance costs to service the systems and replace equipment over the initial terms of the Customer Agreements, consistent with estimates by independent engineers, (2) distributions to tax equity partners in consolidated joint venture partnership flip structures, and (3) distributions to any project equity investors. For Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, only the minimum contracted payment is included in Contracted Cash Flows.

Non-contracted or Upside Cash Flows represent (1) net cash flows realized from either the purchase of systems by Subscribers at the end of the Customer Agreement initial terms or renewals of Customer Agreements beyond the initial terms, estimated in both cases to have equivalent value, assuming only a 30-year relationship and a contract renewal rate equal to 90% of each Subscriber’s contractual rate in effect at the end of the initial contract term, (2) non-contracted net cash flows from grid service programs with utilities and grid operators, and (3) non-contracted net cash flows from the sale of renewable energy credits. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices. For Flex Customer Agreements that allow variable billings based on the amount of electricity consumed by the Subscriber, an assumption is made that each Subscriber’s electricity consumption increases by approximately 2% per year through the end of the initial term of the Customer Agreement and into the renewal period, resulting in billings in excess of the minimum contracted amount (which minimums are included in Contracted Cash Flows).

Aggregate Creation Costs represent the sum of certain operating expenses and capital expenditures incurred in a period. The following items are included from the cash flow statement: (i) payments for the costs of solar energy systems, plus (ii) purchases of property and equipment, less (iii) net depreciation and amortization, less (iv) stock based compensation expense. The following items are included from the income statement: (i) cost of customer agreements and incentives revenue, adjusted to exclude fleet servicing costs and non-cash net impairment of solar energy systems, plus (ii) sales and marketing expenses, adjusted to exclude amortization of cost to obtain customer contracts (which is the amortization of previously capitalized sales commissions), plus (iii) general and administrative expenses, plus (iv) research and development expenses. In addition, gross additions to capitalized costs to obtain contracts (i.e., sales commissions), which are presented on the balance sheet within Other Assets, are included. Because the sales, marketing, general and administrative costs are for activities related to the entire business, including solar energy system and product sales, the gross margin on solar energy system and product sales is reflected as a contra cost. Costs associated with certain restructuring activities and one-time items are identified and excluded.

Creation Costs represent Aggregate Creation Costs divided by Subscriber Additions.

Net Subscriber Value represents Subscriber Value less Creation Costs.

Contracted Net Subscriber Value represents Contracted Subscriber Value less Creation Costs.

Upfront Net Subscriber Value represents Contracted Subscriber Value multiplied by Advance Rate less Creation Costs.

Advance Rate or Advance Rate on Contracted Subscriber Value represents the company’s estimated upfront proceeds, expressed as a percentage of Contracted Subscriber Value or Aggregate Contracted Subscriber Value, from project-level capital and other upfront cash flows, based on market terms and observed cost of capital in a period.

Aggregate Subscriber Value represents Subscriber Value multiplied by Subscriber Additions.

Aggregate Contracted Subscriber Value represents Contracted Subscriber Value multiplied by Subscriber Additions.

Aggregate Upfront Proceeds represent Aggregate Contracted Subscriber Value multiplied by Advance Rate. Actual project financing transaction timing for portfolios of Subscribers may occur in a period different from the period in which Subscribers are recognized, and may be executed at different terms. As such, Aggregate Upfront Proceeds are an estimate based on capital markets conditions present during each period and may differ from ultimate Proceeds Realized in respect of such Subscribers.

Proceeds Realized represents cash flows received from non-recourse financing partners in addition to upfront customer prepayments, incentives and rebates. It is calculated as the proceeds from non-controlling interests on the cash flow statement, plus the net proceeds from non-recourse debt (excluding normal non-recourse debt amortization for existing debt, as such debt is serviced by cash flows from existing solar and storage assets), plus the gross additions to deferred revenue which represents customer payments for prepaid Customer Agreements along with local rebates and incentive programs.
Net Value Creation represents Aggregate Subscriber Value less Aggregate Creation Costs.

Contracted Net Value Creation represents Aggregate Contracted Subscriber Value less Aggregate Creation Costs.

Upfront Net Value Creation represents Aggregate Upfront Proceeds less Aggregate Creation Costs.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Definitions for Gross and Net Value from Existing Customer Base Terms

Gross Earning Assets is calculated as Contracted Gross Earning Assets plus Non-contracted or Upside Gross Earning Assets.

Contracted Gross Earning Assets represents, as of any measurement date, the present value of estimated remaining Contracted Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Non-contracted or Upside Gross Earning Assets represents, as of any measurement date, the present value of estimated Non-contracted or Upside Cash Flows that we expect to receive in future periods in relation to Subscribers as of the measurement date, discounted at 6%.

Net Earning Assets represents Gross Earning Assets, plus Total Cash, less adjusted debt and lease pass-through financing obligations, as of the measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring equipment inventory facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Contracted Net Earning Assets represents Net Earning Assets less Non-contracted or Upside Gross Earning Assets.

Non-contracted or Upside Net Earning Assets represents Net Earning Assets less Contracted Net Earning Assets.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Other Terms

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in a period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Per Share Operational Metrics

The Company presents certain operating metrics on a per share basis to aid investors in understanding the scale of such operational metrics in relation to the outstanding basic share count in each period. These metrics are operational in nature and not a financial metric. These metrics are not a substitute for GAAP financials, liquidity related measures, or any financial performance metrics.

Net Value Creation, Contracted Net Value Creation, and Upfront Net Value Creation are also presented on a per share basis, calculated by dividing each metric by the weighted average basic shares outstanding for each period, as presented on the Company’s Consolidated Statements of Operations.

Net Earning Assets and Contracted Net Earning Assets are also presented on a per share basis, calculated by dividing each metric by the basic shares outstanding as of the end of each period, as presented on the Company’s Consolidated Balance Sheets.

Investor & Analyst Contacts:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Bronson Fleig
Director, Finance & Investor Relations
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com